Exhibit 10.43

            [** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
                           PORTIONS OF THIS DOCUMENT]

                               ALLIANCE AGREEMENT

      This Alliance Agreement (the "Agreement"), effective as of November 24, 1999 (the "Effective Date"), is entered into by and between MACROVISION CORPORATION, a Delaware Corporation with its principal place of business at 1341 Orleans Drive, Sunnyvale, California 94089, USA, together with its subsidiary C-Dilla, Ltd., with offices at Woodley House, Crockhamwell Road, Woodley, Reading, Berkshire, RGP 3JP, United Kingdom (collectively "Macrovision"); and TTR TECHNOLOGIES, INC., a Delaware corporation with its administrative offices at 1841 Broadway, New York, NY 10023, USA, together with its subsidiary TTR Technologies, Ltd., with offices at 2 Hanagar Street, Kfar-Saba, 4425, Israel (collectively "TTR").

                                    RECITALS

A. Macrovision develops and markets content copy protection and rights management technologies and products which are designed to prevent the illicit duplication, reception or use of video and audio programs and computer software.

B. TTR has represented to Macrovision that TTR owns certain intellectual property and technology, and has the expertise and experience required to develop music copy protection technology.

C. TTR and Macrovision have entered into that certain Letter Agreement as of November 24, 1999, pursuant to which they have agreed to enter into a long-form agreement incorporating, inter-alia, the terms therein.

D. Consistent with the foregoing, Macrovision and TTR desire to enter into an agreement under which the Parties will jointly develop such music copy protection technology, and Macrovision will have, subject to the continuing satisfaction of certain conditions hereinafter set forth, the exclusive right to commercialize and market such technology for a period of time.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the Parties agree as follows:

1. Definitions


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                                                                   Exhibit 10.43

      1.1 "Affiliate" means any entity controlling, controlled by, or under common control with, a Party hereto.

      1.2 "Field of Use" means technologies and products designed to prevent the illicit duplication of audio programs (including the audio portion of music videos, movies and other video or audio content) distributed on optical media (including but not limited to CDs and DVDs), and technologies for Internet digital rights management for audio applications.

      1.3 "Intellectual Property Rights" means intellectual property or proprietary rights, including but not limited to copyright rights, patent rights (including patent applications and disclosures), rights of priority, and trade secret rights, recognized in any jurisdiction in the world.

      1.4 "Investment Date" means that date on which TTR receives the gross proceeds of an equity investment in TTR made by Macrovision pursuant to the Letter Agreement.

      1.5 "Joint Development Project" means the development efforts by the Parties to develop the Music Protection Technology pursuant to this Agreement.

      1.6 "Joint Technology" means any and all software, hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds developed or created jointly or individually in the course of and pursuant to the Joint Development Project and prior to the Commercial Launch (as defined in Section 5.1 (b) herein), whether or not based on Macrovision Technology or TTR Technology. Joint Technology does not include the Macrovision Technology or TTR Technology.

      1.7 "Letter Agreement" means that certain Letter Agreement entered into by TTR and Macrovision as of November 24, 1999.

      1.8 "Macrovision Technology" means any and all software, hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds, (i) owned by or licensed to Macrovision as of the Effective Date and contributed by Macrovision to the development effort hereunder including, without limitation, the technology specified on Exhibit B hereto, or (ii) which can be shown by Macrovision by reasonable tangible evidence to have been developed independently by Macrovision subsequent to the Commercial Launch without the use or exploitation of the TTR Technology.


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                                                                   Exhibit 10.43

      1.9 "Music Protection Technology" means the technology and/or any derivative product or component thereof developed pursuant to the Joint Development Project within the Field of Use, which may be comprised of Joint Technology, Macrovision Technology and TTR Technology.

      1.10 "Net Revenues" means the gross revenues received by or on behalf of Macrovision or any of its Affiliates from customers, distributors, or any sublicensees of the Joint Technology and/or the Music Protection Technology, reduced by discounts, returns and rebates, but not by cost of goods sold.

      1.11 "Specification" means the agreed-upon functional specifications and performance requirements for the Joint Development Project as set forth in Exhibit A.

      1.12 "TTR Technology" means any and all software, hardware, technology, know-how, algorithms, procedures, techniques, solutions, and work-arounds (i) owned by or licensed to TTR as of the Effective Date and contributed by TTR to the development effort hereunder, including, without limitation, the technology specified on Exhibit C hereto, or (ii) which can be shown by TTR by reasonable tangible evidence to have been developed independently by TTR subsequent to the Commercial Launch without the use or exploitation of the Macrovision Technology.

2. Development Effort

      2.1 Joint Development Project. Each Party will exert commercially reasonable efforts to jointly develop the Music Protection Technology in accordance with the Specification. The Parties will work together to develop a complete product specification as well as a completed product suitable for Commercial Launch, including completely functional LBR encoder modules for the [**] mastering systems. The Parties intend that [**] LBR encoder modules shall be developed no later than [**], one being for the [**] TTR shall also perform all ongoing technology development, enhancement, and 2nd level technical support activities.

      2.2 Expenses. Unless otherwise specified, each Party agrees to fully fund and pay for the costs and expenses of the performance of its responsibilities specified herein, including without limitation: (i) any and all salaries, employee benefits and other overhead costs for its own employees and facilities involved in the performance of this Agreement; (ii) any and all lodging, meal or travel expenses of its own employees; (iii) any and all costs and expenses for consultants whose use is not mutually agreed to in writing by both Parties; and
(iv) any and all taxes, charges or fees arising out of its sole obligations or acts hereunder.


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                                                                   Exhibit 10.43

      2.3 Development Personnel. Each Party will dedicate sufficient personnel with appropriate technical skills to the development effort to ensure that the Music Protection Technology is developed in accordance with the Specification. Without limiting the foregoing, TTR will assign the personnel resources set forth in Exhibit D. All engineers and other staff which may be assigned by TTR or Macrovision to develop the Music Protection Technology shall at all times be employees or consultants of TTR or Macrovision, respectively. Each Party may, at its option, employ the services of contractors or consultants to assist in the development of the Music Protection Technology. Such Party will be held fully responsible for and guarantee the work and activities of each of its subcontractors, including but not limited to each subcontractor's compliance with this Agreement.

      2.4 Modification to Development Efforts. In the course of their development efforts, the Parties may agree that the Specification may need to be revised or modified. Any material modification to the Specification must be pre-approved in writing by the Parties.

      2.5 Technical Contacts. Each Party shall designate one primary and one alternate technical contact (collectively, the "Technical Contacts") as the primary individuals responsible for facilitating communication between the Parties and for coordinating the development of the Music Protection Technology. Each of TTR and Macrovision's initial Technical Contacts are set forth in Exhibit D. The Technical Contacts will confer on a regular basis to assess the status of the Joint Development Project with respect to the Milestones. The Parties may change their own Technical Contacts at any time upon written notice to the other Party.

3. Ownership

      3.1 Macrovision Technology. The Macrovision Technology and all Intellectual Property Rights therein are, and/or will remain, the sole and exclusive property of Macrovision and its suppliers, if any.

      3.2 TTR Technology. The TTR Technology, and all Intellectual Property Rights therein are, and will remain, the sole and exclusive property of TTR and its suppliers, if any.

      3.3 Joint Technology. Macrovision and TTR shall be co-owners of the Joint Technology and all Intellectual Property Rights therein, and each Party will have an undivided, one-half interest in and to the Joint Technology and all Intellectual Property Rights therein. Notwithstanding anything to the contrary contained in the foregoing, neither TTR nor Macrovision shall use or otherwise exploit the Joint Technology except as expressly provided hereunder. Except as set forth explicitly herein (including without limitation Section 5.1 and 5.2 hereof), neither Party will be entitled to any accounting of


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                                                                   Exhibit 10.43

profits, royalties, or other form of compensation with respect to any sale, distribution, license or other exploitation by the other Party of the Joint Technology. Notwithstanding the foregoing, during the term of this Agreement, TTR will not transfer, license, distribute or disclose to any third party the Joint Technology in the Field of Use, in whole or in part, or any products incorporating such Joint Technology, in any manner. TTR and Macrovision shall each retain the right to use or otherwise exploit the Joint Technology outside of the Field of Use, however, TTR's right to use or otherwise exploit the Joint Technology outside the Field of Use shall be subject to the terms of this Agreement (including without limitation Section 4.5).

      3.4 Patent Rights. Macrovision and TTR will file and prosecute, and shall bear the expense of filing and prosecuting, at the minimum, in [**] any patents on the Macrovision Technology or the TTR Technology, respectively, which the Parties agree, are commercially important to protecting the intellectual property rights of the Music Protection Technology. Except as prohibited by law, the Parties shall jointly file, with respect to Joint Technology, such patent and copyright applications and amendments thereof as the Parties agree are useful to protect their joint interests in the Music Protection Technology, and shall thereafter use commercially reasonable and diligent efforts to prosecute and maintain in force such applications and any resultant patents and copyrights. The costs and expenses (including attorneys' fees) incurred in the filing, prosecution and maintenance of such patents and copyrights shall be shared equally by the Parties. Macrovision will undertake the administrative efforts required to give effect to this Section. As an additional right, either Party, at its own expense, may file patent and copyright applications covering the Music Protection Technology in those countries where the Parties do not mutually agree to file such applications. All patent and copyright applications for Joint Technology developed under this Agreement shall be filed in the name of both Parties.

4. License Grants

      4.1 Macrovision Technology. Macrovision hereby grants to TTR a non-exclusive, non-transferable, royalty-free, worldwide license to use, copy, modify, improve and create derivative works based on the Macrovision Technology solely for the purposes of performing its obligations in connection with the development of the Music Protection Technology. The license granted under this Section shall not be construed so as to grant TTR any commercial rights to the Macrovision Technology other than as expressly set out in this Agreement.

      4.2 TTR Technology. Subject to the terms and conditions set forth herein, TTR hereby grants to Macrovision an exclusive, royalty bearing, worldwide license, within the Field of Use (a) to use, copy, modify and improve the Joint Technology and the TTR Technology and create derivative works based thereon solely in connection with the


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                                                                   Exhibit 10.43

development of the Music Protection Technology, and (b) to make, have made, sublicense and distribute the TTR Technology and any derivative works thereof embodied in the Music Protection Technology. No right is being granted to sublicense or distribute the TTR Technology (or components thereof) as stand-alone products outside the Field of Use, except as otherwise expressly provided in Section 4.4 of this Agreement. The Parties acknowledge that a copy of the TTR Technology, as set out in Exhibit C hereof, has been delivered to Macrovision. TTR will apprise Macrovision of any material improvements or developments relating to the Music Protection Technology of which TTR becomes aware within thirty (30) days of such improvement or development. TTR will not deliver to Macrovision without Macrovision's prior written consent any technology pertaining to MusicGuard which requires the payment of royalties to a third party; alternatively, if TTR does deliver to Macrovision any such royalty-bearing technology, payment of such royalties will be the responsibility of TTR. Further, TTR will not deliver to Macrovision without Macrovision's prior written consent any technology pertaining to DiscGuard which requires the payment of royalties to a third party. The Parties expressly acknowledge that DiscGuard includes a component known as Gearworks which is licensed by a third party.

      4.3 Trademark Licenses. TTR hereby grants Macrovision the exclusive right to use the TTR trademark "MUSIC GUARD" ("TTR Mark") in marketing and distributing the Music Protection Technology. Macrovision shall have the the right, in its sole discretion, to market the Music Protection Technology or the CD Technology (as defined in Section 4.4) under its trade names and trademarks or under the TTR Mark.

      4.4 TTR's Other Technology. Effective upon the Investment Date, TTR grants Macrovision an exclusive, worldwide license (with the right to sublicense) to
(a) use, copy, modify, and create derivative works based on TTR's CD-ROM software copy protection technology as further described in Exhibit F ("CD Technology"), including but not limited to its CD and DVD signatures, encoder modules and other technology; (b) incorporate the CD Technology (or components thereof) into or bundle the CD Technology with Macrovision products; and (c) market, sublicense and distribute the CD Technology alone or with or incorporated in Macrovision bundled products. TTR shall, within [**] days following the Investment Date, deliver to Macrovision all materials, notes, plans, diagrams, schematics, source code, object code and technical specifications related to the CD Technology, including but not limited to the digital signature portions thereof. The license granted in this Section shall be [**]. Except for the licenses named in the marketing agreements listed in Exhibit G, TTR shall, within [**] of the closing of the Investment Date, notify all existing CD Technology customers and prospective customers that, after [**] of such notice, TTR will no longer license or support the CD Technology, and that TTR encourages such customers to license Macrovision's Safe Disc Technology (defined in Section 5.3) from Macrovision. TTR further agrees to work cooperatively with Macrovision to encourage Sonopress and Nimbus to cease offering or marketing the CD Technology within such [**] period and in any event agrees to remit to Macrovision 100% of any


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                                                                   Exhibit 10.43

revenues related to the CD Technology which TTR receives from Sonopress or Nimbus subsequent to the Investment Date.

      4.5 Other TTR Technologies. TTR grants to Macrovision an exclusive right of first refusal, during the term of this Agreement, with respect to the acquisition of all rights in or worldwide exclusive marketing and distribution rights to: (i) the Music Protection Technology outside of the Field of Use and/or (ii) any future packaged media copy protection or internet digital rights management technologies developed by TTR which are applicable to music, music video, video, software or data publishing products or markets. In addition, TTR shall notify Macrovision of any bona-fide third party offers to purchase or license any such technology, including the terms of such offer. If Macrovision notifies TTR of its interest in such purchase or license under the terms of such offer within ten (10) United States business days of Macrovision's receipt of such notification, the Parties will negotiate in good faith a definitive agreement for the purchase or license.

5. Royalties

      5.1   Amounts.

            (a) Royalty Rate. Except as provided below in this Section 5, Macrovision or its Affiliates agree to pay to TTR thirty percent (30%) of the Net Revenues received by Macrovision or its Affiliates from licenses of the Music Protection Technology as a stand alone product to customers, distributors, OEM partners or other third parties.

            (b) Delayed Commercial Launch. In the event that the Commercial Launch (as defined below) [**], then, beginning [**] and for the remaining term of this Agreement, the royalty rate percentage payable by Macrovision to TTR as described above shall be reduced to twenty five percent (25%) of Net Revenues. "Commercial Launch" shall mean the date by which the first of the following two events have occurred: (i) [**] major music labels [**] have each manufactured at least [**] music CDs which have been copy protected using the Music Protection Technology, or (ii) [**] major music labels [**] has manufactured at least [**] music CDs which have been copy protected using the Music Protection Technology and an aggregate total of [**] such copy-protected music CDs (including such copy-protected music CDs manufactured by such major music label) have been manufactured.

            (c) Bundling. If Macrovision licenses the Music Protection Technology as a portion of another product or service it offers to its customers, distributors, OEM partners, or sublicensees, TTR will negotiate with Macrovision in good faith the allocation of revenue to the Music Protection Technology. Macrovision agrees that it shall not license the Music Protection Technology as a portion of another product or service until the


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                                                                   Exhibit 10.43

allocation of revenue to the Music Protection Technology has been mutually agreed by Macrovision and TTR.

            (d) Payment Terms. Macrovision agrees to pay to TTR the royalties described in Section 5.1 on the last day of each calendar month during the term of this Agreement with respect to cash receipts actually received in the immediately preceding month. Each remittance to TTR hereunder shall be accompanied by a written report, signed by an authorized officer of Macrovision, setting forth in reasonable detail the basis for the determination of such royalty then due to TTR, including the amount of gross revenues received by Macrovision in respect of such preceding month.

      5.2 Minimum Royalty

            (a) Generally. In order to maintain exclusivity with respect to the rights granted to Macrovision by TTR hereunder, Macrovision shall pay to TTR, beginning twelve months following the Commercial Launch, a series of minimum annual guaranteed royalty advances (each a "Guaranteed Royalty"), recoupable dollar-for-dollar against royalties actually earned by TTR as its share of Net Revenues generated from the Music Protection Technology subsequent to the payment by Macrovision of each Guaranteed Royalty during the full term of this Agreement. Macrovision shall pay such Guaranteed Royalties to TTR according to the following schedule:

      PAYMENT DUE DATE
      (Expressed as the number of
      calendar months following
      Commercial Launch)                  PAYMENT AMOUNT

      [**]

The first such Guaranteed Royalty payment in the amount of US [**] as provided above shall not be reduced by royalties paid pursuant to Section 5.1 hereunder during the first twelve months following Commercial Launch. Subsequent Guaranteed Royalty payments shall not be reduced by royalties paid prior to the payment of each such Guaranteed Royalty payment.

Notwithstanding the above, all Guaranteed Royalty payments shall be fully creditable against all royalties payable by Macrovision to TTR as described in
Section 5.1 hereof during the term of this Agreement, which are incurred subsequent to the payment of each such Guaranteed Royalty payment.

Except in the event of an early termination of this Agreement as described in
Section 8.2 or 8.3 hereof, all Guaranteed Royalty payments which have not otherwise been paid to TTR


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                                                                   Exhibit 10.43

as of December 31, 2009 shall be paid to TTR by Macrovision on or before December 31, 2009.

In the event of an early termination of this Agreement as described in Section
8.2 or 8.3 hereof, all Guaranteed Royalty payments which are due but unpaid as of the date of such early termination shall be payable by Macrovision to TTR and all previously paid Guaranteed Royalty payments shall vest entirely in TTR.

            (b) Waived Minimum Royalty. Notwithstanding the above, if the Commercial Launch is achieved prior to [**], or if the Commercial Launch is not achieved by [**], then all Guaranteed Royalty payments described in Section 5.2(a) shall be waived. In the event that the Guaranteed Royalty described in
Section 5.2(a) is waived as described in this Section and Macrovision shall not have paid to TTR a minimum of US [**] in aggregate royalties as provided in
Section 5.1 by the second anniversary of the Commercial Launch, then, at Macrovision's option: (i) Macrovision may pay TTR any shortfall in the minimum royalty set forth in this paragraph within thirty days, or (ii)] Macrovision's exclusive license hereunder shall revert to nonexclusive status.

      5.3 Royalties for SafeDisc Technology. Macrovision shall pay to TTR, for the [**] period beginning [**], and ending [**], a royalty equal to [**] of the SafeDisc Net Revenues Macrovision receives from licenses of the SafeDisc technology described in Exhibit E ("Safe Disc Technology") to customers, distributors, or other third parties located in the People's Republic of China ("PRC"). [**] Notwithstanding the above, TTR and Macrovision will work cooperatively to transition [**] to a SafeDisc license as soon as possible. For purposes of this Section "SafeDisc Net Revenues" shall mean the gross revenues received by or on behalf of Macrovision or any of its Affiliates from customers, distributors, OEM partners or other sublicensees utilizing the SafeDisc Technology in the PRC, reduced by discounts, returns and rebates but not by cost of goods sold.

      Macrovision will pay to TTR the royalties described in this Section 5.3 on the last day of each calendar month during the term of this Agreement with respect to cash receipts actually received in the immediately preceding month. Each remittance to TTR hereunder shall be accompanied by a written report, signed by an authorized officer of Macrovision, setting forth in reasonable detail the basis for the determination of such royalty then due to TTR, including the amount of gross revenues received by Macrovision in respect of such immediate preceding month and reflecting a schedule of the customers and amounts from whom such gross revenues were collected.

      5.4 Reports. Macrovision agrees to provide reports to TTR on a quarterly basis (for quarters ending March 31, June 30, September 30, and December 31 each year during the term of this Agreement), setting forth the total number of music CDs then manufactured to which Macrovision is aware that the Music Protection Technology has


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                                                                   Exhibit 10.43

been applied, each such report shall be delivered to TTR within 45 days following the end of each such quarter after the Commercial Launch has occurred.

      5.5 Audit. Each of TTR and Macrovision will have the right, no more than once yearly, during the term of this Agreement and for one (1) year thereafter to have an independent "Big 5" certified public accounting firm (i.e., Deloitte and Touche, Arthur Andersen, Price Waterhouse Coopers, KPMG Peat Marwick, or Ernst & Young) review or audit the other Party's relevant records for the purpose of certifying compliance with this Agreement. All audits will be at the auditing Party's expense and conducted during regular business hours, and begun upon at least one (1) month's prior written notice. If any audit reveals a net underpayment of more than one percent (1%), the audited Party shall immediately pay such underpayment; if any audit reveals a net underpayment of more than five percent (5%), the audited Party shall pay the costs of the audit and auditing Party may conduct a follow up audit at any time upon thirty (30) days prior written notice, not more often than quarterly, and the audited Party shall pay interest on such underpayment at the prime rate then most recently published by the largest bank in New York (in terms of Assets) plus one (1) point. Finally, if three (3) audits in any three (3) year period reveal that an audited Party under reported, for whatever reason, payments by more than fifteen percent (15%), the auditing Party may terminate this Agreement upon ninety (90) days prior written notice to the audited Party.

6. Sales and Marketing

      6.1 Sales and Marketing. Macrovision shall, in its sole discretion, determine the staffing and other resources to be allocated by Macrovision to commercialize the Music Protection Technology; provided that Macrovision will allocate commercially reasonable staffing and other resources to commercialize the Music Protection Technology consistent with Macrovision's good faith determination of the commercial potential of the Music Protection Technology. Macrovision shall, in its sole discretion, determine the naming, branding, and pricing for the Music Protection Technology, except that Macrovision agrees (i) to mention in the text of all press releases related to the Music Protection Technology that the Music Protection Technology has been developed jointly by Macrovision and TTR, (ii) to mention in the advertising and related marketing collateral materials that the Music Protection Technology has been developed jointly by Macrovision and TTR, and (iii) not to license the Music Protection Technology free of charge to customers, distributors, OEM partners, or other sublicensees other than for promotional purposes. TTR agrees that Macrovision shall, in its sole discretion, determine the degree of prominence afforded to the mention of TTR described in subsection (i) and (ii) of this Section 6.1.

      6.2 Cooperative Marketing and Development Payments. Subject to the terms of this Agreement, TTR recognizes the unique one-time costs which will be incurred by Macrovision to co-develop and launch the Music Protection Technology into the commercial


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market and agrees to reimburse Macrovision for its staffing and other costs related to development and testing, product management, sales, product naming/branding, marketing, and promotional expenses incurred by Macrovision with respect to the Music Protection Technology during the twelve month period ending on [**], up to an aggregate maximum reimbursement of [**].
Reimbursements shall be paid by TTR to Macrovision on the last day of each month with respect to reimbursable expenses (including direct overheads related to such expenses) incurred by Macrovision in the prior month, based upon invoices submitted by Macrovision to TTR for each such prior month, until the earlier of the date on which TTR has paid to Macrovision [**] in aggregate reimbursements, or [**]. The first such reimbursement shall be paid by TTR to Macrovision on or before [**] with respect to reimbursable expenses incurred by Macrovision during the months of [**] and [**]. Notwithstanding the above, no such reimbursement shall be payable by TTR to Macrovision prior to the execution of the Stock Purchase Agreement of even date herewith.

7. Confidentiality

      7.1 Confidential Information. "Confidential Information" refers to: (i) the Specification and any related documentation or technical or design information related to the Music Protection Technology; (ii) the Macrovision Technology, the TTR Technology, and any other business or technical information of either of the Parties, including but not limited to any information relating to such Party's product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development or know-how designated by a Party as "confidential" or "proprietary" or which, under the circumstances taken as a whole, would reasonably be deemed to be confidential; and (iv) the terms and conditions of this Agreement.

      7.2 Exclusions of Confidential Information. Notwithstanding the foregoing, "Confidential Information" will not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault or breach of confidentiality undertakings of the receiving Party; (ii) is known to the receiving Party at the time of disclosure without violation of any confidentiality restriction, as demonstrated by prior tangible evidence, and without any restriction on the receiving Party's further use or disclosure; or
(iii) is independently developed by the receiving Party, as demonstrated by reasonable prior tangible evidence furnished by the receiving Party.

      7.3 Use and Disclosure Restrictions. During the term of this Agreement and for five (5) years after any termination or expiration of this Agreement, the Parties shall refrain from using the other Party's Confidential Information except as contemplated herein, and from disclosing such Confidential Information to any third party except as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those


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                                                                   Exhibit 10.43

set forth herein executed in writing by such parties). However, a Party may disclose Confidential Information of the other Party: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing Party give reasonable notice to the other Party to contest such order or requirement; and (ii) on a confidential basis to legal or financial advisors or (iii) as otherwise required in connection with its reporting requirements under Securities Exchange Act of 1934, as amended.

      7.4 Employment of Other Party's Employees. Each Party and its Affiliates agree that during the continuance of this Agreement and for a period of 18 months after its termination, in whole or in part, it will not hire or otherwise contract the services of, whether directly or indirectly, an employee of the other Party. Macrovision expressly agrees not to solicit the employment of nor hire [**] for a period of one year following the earlier of the termination of this Agreement or his employment with TTR.

8. Term and Termination

      8.1 Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with this Section 8, will continue in effect until December 31, 2009.

      8.2 Termination at the Option of Either Party. Either of TTR or Macrovision shall be entitled, upon furnishing five days' written notice to the other, to terminate this Agreement (and the rights granted hereunder) if the Investment Date does not occur, for any reason whatsoever, on or before January 31, 2000.

      8.3 Termination for Cause. Either Party will have the right to terminate this Agreement if: (i) the other Party materially breaches this Agreement and fails to cure such breach within thirty (30) days after written notice thereof from the other Party setting forth in reasonable detail the facts or circumstances constituting the alleged breach; (ii) the other Party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; (iii) the other Party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or (iv) in accordance with the provisions of Section 5.5.

      8.4 Effect of Termination.

            (a) Confidential Information. Upon any expiration or termination of this Agreement, each Party shall promptly return to the other Party, and will not take or use


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                                                                   Exhibit 10.43

(except as permitted herein), all items of any nature that belong to such Party and all records containing or relating to such Party's Confidential Information.

            (b) Survival. The following provisions will survive termination of this Agreement for any reason: Section 1 (Definitions), Section 3 (Ownership),
Section 7 (Confidentiality), Section 8.3 (Effect of Termination), Section 10 (Warranty Disclaimer), Section 11 (Indemnification), Section 12 (Limitation of Liability), and Section 13 (General Provisions).

9. Representations and Warranties

      9.1. By Macrovision. Macrovision represents and warrants that: (i) Macrovision has not previously granted and/or will not grant any rights in the Macrovision Technology to any third party which are inconsistent with the rights granted herein; (ii) Macrovision has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to grant the rights herein granted; and (iii) C-Dilla is a wholly-owned subsidiary of Macrovision.

      9.2. By TTR. TTR represents and warrants that: (i) the TTR Technology does not infringe the intellectual property rights of any third party; (ii) TTR has not previously granted and will not grant any rights in the TTR Technology to any third party which are inconsistent with the rights granted or assigned herein; and (iii) TTR has full power and authority to enter into this Agreement, to carry out its obligations hereunder, and to grant the rights herein granted.

10. Warranty Disclaimer

      EXCEPT AS PROVIDED IN SECTION 9 ABOVE, EACH PARTY EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

11. Indemnification

      Subject to Section 12.1, TTR will at its expense defend, indemnify, and hold Macrovision harmless against all costs, expenses, liabilities, and damages (including but not limited to reasonable attorneys; fees) paid out in settlement of or resulting from a judgment awarded to a third party against Macrovision resulting from any claim that the TTR Technology as supplied by TTR infringes or misappropriates the Intellectual Property Rights of any third party or breaches the representations and warranties contained in Section 9.2 above, provided that
Macrovision: (i) gives prompt written notice of any such claim; (ii) allows TTR to direct the defense and settlement of the claim; and (iii) provides TTR with the authority, information, and assistance reasonably necessary for the defense

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

and settlement of the claim. Macrovision reserves the right to participate in any such defense at its expense and in its sole discretion.

12. Limitation of Liability

      12.1 Notwithstanding anything to the contrary contained in the foregoing, TTR's total liability to Macrovision under this Agreement will be limited as follows:

            (a) for breach of the confidentiality provisions herein and/or improper disclosure of Confidential Information, there will be no limitation on TTR's liability;

            (ii) for intentional breach of the representation set forth in
Section 9.2 hereof, there will be no limitation on TTR's liability;

            (iii) for unintentional breach of the representation set forth in
Section 9.2 hereof, TTR's maximum liability to Macrovision will be capped at four times the amount of fees paid by Macrovision to TTR;

            (iv) for fraudulent misrepresentation, there will be no limitation on TTR's liability; and

            (v) for all other matters, TTR's maximum liability to Macrovision will be capped at one million dollars (US $1,000,000.00).

      12.2 Notwithstanding anything to the contrary contained in the foregoing, in no event shall Macrovision's total liability to TTR under this Agreement exceed $1,000,000, regardless of whether any remedy set forth herein fails of its essential purpose.

      12.3 In no event will either Party be liable for any form of special, incidental, indirect, consequential, or punitive damages of any kind, whether or not foreseeable (including, without limitation damages for loss of business profits, business interruption, loss of business information, and the like), whether based on breach of contract, tort (including negligence), product liability, or otherwise, even if such Party has been advised of the possibility of such damages.

13. General Provisions

      13.1 Amendment. This Agreement may only be amended by a writing signed by both Parties.

      13.2 Arbitration. Any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability or performance of this Agreement, including disputes relating to alleged breach or to termination of this Agreement, shall be settled by final, binding arbitration in the manner described in this Section. The arbitration shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

Association then in effect ("Rules"). Notwithstanding the Rules, the following provisions shall apply to the arbitration hereunder:

            (a) Arbitrators. The arbitration shall be conducted in San Francisco, California by a panel of three (3) arbitrators (the "Panel"). Each Party shall have the right to appoint one (1) member of the Panel, with the third member to be mutually agreed by the Parties and, failing such agreement by the Parties, by the two (2) Panel members appointed by the Parties or appointed in accordance with the Rules. The arbitrators shall be persons in the industry with experience in the matters in dispute.

            (b) Proceedings. The Panel shall, in rendering its decision, apply the law of the State of California, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Section shall be governed by the U.S. Federal Arbitration Act. The fees of the Panel shall be paid by the losing Party, which Party shall be designated by the Panel. If the Panel is unable to designate a losing Party, it shall so state and the fees shall be shared equally between the Parties.

            (c) Injunctive Relief. Each Party agrees that any violation or threat of violation by it or its employees of its obligations under this Agreement will result in irreparable harm to the other for which damages would not be an adequate remedy and, therefore, in addition to its rights and remedies otherwise available at law, including without limitation the recovery of damages for breach of such sections of this Agreement, the injured Party will be entitled to seek immediate equitable relief, including both interim and permanent injunctions, without the necessity of posting a bond or any other undertaking, and to such other and further equitable relief as the court may deem proper under the circumstances.

      13.3 Assignment. TTR shall not assign its rights or delegate its obligations hereunder without the express written consent of Macrovision , which consent shall not be unreasonably withheld. Any assignment or delegation by TTR in violation of this Section will be void. Subject to the foregoing, this Agreement will benefit and bind the successors and permitted assigns of the Parties. Notwithstanding the foregoing, (i) either of Macrovision or TTR may assign this Agreement without the other's consent if such assignment arises out of a corporate reorganization, or merger, acquisition of sale in which all or substantially all of Macrovision's or TTR's stock or assets, as the case may be, are transferred to the assignee, and (ii) Macrovision may assign this Agreement without TTR's consent to any third party of Macrovision's choosing so long as Macrovision can demonstrate to TTR using commercially reasonable criteria that the assignee is at least as capable financially and operationally of fulfilling Macrovision's obligations hereunder.

      13.4 Compliance with Laws. The Parties shall comply with all laws and regulations applicable to its activities under this Agreement in all material respects. Without limiting the foregoing, the Parties shall: (i) comply with all United States Department of Commerce

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

and other United States export controls with respect to the subject matter hereof; and (ii) not produce or distribute any software, products, or technical data in any country where such production or distribution would be unlawful.

      13.5 Entire Agreement. This Agreement, together with the Stock Purchase Agreement of even date herewith, including all exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and replaces all prior or contemporaneous communications, negotiations, and agreements, written or oral (including the Letter Agreement)], regarding such subject matter.

      13.6 Governing Law. This Agreement will be governed by and construed in accordance with the substantive laws of the United States and the State of California, without regard to or application of provisions relating to choice of law.

      13.7 No Agency. The Parties to this Agreement are independent contractors, and nothing in this Agreement will be construed as creating or implying an agency, partnership, joint venture, or any other form of legal association (other than as expressly set forth herein) between the Parties.

      13.8 No Third Party Beneficiaries. No provisions of this Agreement, express or implied, are intended or will be construed to confer any rights, remedies or other benefits on any third party under or by reason of this Agreement.

      13.9 Notices. All notices required or permitted under this Agreement will be in writing, will reference this Agreement and will be deemed given: (i) when personally delivered, (ii) when sent by confirmed facsimile; (iii) five (5) working days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) working day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth on the signature page hereof, or to such other address as may be designated by a Party by giving written notice to the other Party pursuant to this Section.

      13.10 Publicity. TTR and Macrovision will jointly issue a press release announcing the existence of this Agreement and of the principal terms thereunder. The timing and content of such press release will be mutually agreed on by the Parties. Except as set forth above, neither TTR nor Macrovision shall make any public announcement or press release regarding this Agreement or any activities performed under this Agreement without the prior written consent of the other. Notwithstanding the above, Macrovision may make public announcements related to the development, adoption, or deployment of the Music Protection Technology which is deems necessary or appropriate in its sole discretion.

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

      13.11 SEC Filings. TTR's disclosure of the existence of this Agreement and the terms thereunder (as redacted by Macrovision) in accordance with its obligation under the Securities Exchange Act of 1934, as amended, shall not be deemed to be a violation of Section 13.10, so long as TTR has provided to Macrovision beforehand a copy of the provisions which it proposes to release to the Securities and Exchange Commission, has given good faith consideration to any request by Macrovision to redact specific provisions from such disclosure and has allowed Macrovision to have review rights in the SEC approval process.

      13.12 Severability. If for any reason a court of competent jurisdiction finds any provision or portion of this Agreement to be unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

      13.13 Waiver. To be enforceable, a waiver must be in writing and signed by the waiving Party.

      13.14 Force Majeure. Neither Party will be liable under this Agreement for non-performance caused by events or conditions beyond the Party's control, if the Party makes reasonable efforts to perform.

      13.15 Counterparts; Facsimile Execution. This Agreement may be executed in counterparts and by the exchange of facsimile signed copies.

      IN WITNESS WHEREOF, the duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

Macrovision Corporation                 TTR Technologies, Inc.


By: /s/ Ian Halifax                     By:  /s/ Marc D. Tokayer
    -------------------------------          -----------------------------------

Printed Name: Ian Halifax               Printed Name: Ian Halifax

Title: Chief Financial Officer          Title: Chief Financial Officer
      -----------------------------           ----------------------------------
Exhibit A:  Specification
Exhibit B:  Macrovision Technology


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                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

Exhibit C:  TTR Technology
Exhibit D:  Personnel
Exhibit E:  SafeDisc Technology
Exhibit F:  CD Technology
Exhibit G:  Marketing Agreements

                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

                                    EXHIBIT A

                                  SPECIFICATION

      The Technology shall include, but not be limited to, a process specification, LBR encoder modules, manufacturing test modules, and quality control modules. The Parties intend that the Technology meet the following functional requirements:

      (a) The quality of the protected disk, when played on [**] of the worldwide installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability), shall match the quality of the original unprotected disk [**].

      (b) The protected disk, when played on [**] of the installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability), shall match the original unprotected disk [**] and otherwise perform in the same manner as the original unprotected disk.

      (c) Copies of protected disks sourced from [**] the worldwide installed base of CD-Readers as described in subsection (d) below shall be degraded, such that the commercial entertainment value of the music has been eliminated, when played on the worldwide installed base of CD players (red book and yellow book, including but not limited to portable players with anti-shock capability) and mini-disc players.

      (d) The tracks recorded on a protected disc shall not be transferable (directly or indirectly, except if the commercial value of the music is eliminated during the transfer through the CD Reader - PC Data Interface) from [**] of the worldwide installed base of CD-Readers onto the hard-drive of a PC using file formats such as .wav or .bin, including but not limited to by using software programs such as Goldenhawk CDR Win, Adaptec Easy CD Creator, and Nero.

                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

                                  EXHIBIT B

                            MACROVISION TECHNOLOGY

[**]

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

                                  EXHIBIT C

                                TTR TECHNOLOGY

[**]

                                  CONFIDENTIAL

                                                                   Exhibit 10.43

EXHIBIT D

                                  PERSONNEL

1. TTR PERSONNEL:

      TTR will assign a sufficient number of technical personnel for a [**] period beginning on the Effective Date of this Agreement, to develop, enhance, and maintain the Music Protection technology. During the period beginning on the Effective Date and ending [**], TTR agrees to cause [**] to be assigned on a full time basis to develop, enhance, and maintain the Technology and to perform such activities on a three quarter time [**] basis at [**]. TTR shall pay all travel and lodging expenses related to [**] work in the UK during this period. Macrovision agrees to designate at least [**] technical liaison to interact with [**] and the other TTR personnel who are involved with the Music Protection Technology. At Macrovision's option, up to [**] project status meetings may be held at Macrovision's Sunnyvale, California office, and in each such case TTR agrees to cause [**] to attend, and macrovision agrees to reimburse TTR for the reasonable travel (coach class airfare) and lodging costs of [**] related to each such meeting. Telephone conference calls will also be held weekly at mutually agreed upon times.

      TTR also will, upon request from macrovision, cause [**] to be present at TTR's expense (except as described below) at Macrovision's Sunnyvale, CA USA location, or at any other location in the USA, England (except for [**] will be working on [**] basis as described above) or [**] as requested by Macrovision for up to [**] beginning on the Effective Date and ending [**]. Macrovision agrees to reimburse TTR for the reasonable travel (coach class airfare) and lodging costs of [**] or other TTR personnel if they are requested by Macrovision to travel to the USA.

2. Technical Contacts:

TTR: [**] (Alternate: [**])

Macrovision: [**] (Alternate: [**])

                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

                                  EXHIBIT E

                             SAFEDISC TECHNOLOGY

Description:

[**]

                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

                                  EXHIBIT F

                                CD TECHNOLOGY

The following description defines the CD Technology. The CD Technology consists of the digital signature portion and the protection portion. The digital signature portion is [**], and is more specifically described as follows:

[**]

                                  CONFIDENTIAL
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                                                                   Exhibit 10.43

                                    EXHIBIT G

                              MARKETING AGREEMENTS

TTR granted exclusive production and marketing rights for DiscGuard to China Intercontinental Communications Center for the People's Republic of China, Taiwan, and Maco under and agreement dated October 15, 1988.

Sonopress Gmbh holds a non-exclusive license to manufacture and market DiscGuard and related products in the world, except for the Peoples Republic in China
(PRC), under an agreement dated February 15, 1999.

Nimbus CD International Inc. holds a non-exclusive worldwide license to manufacture and market DiscGuard and related products, under an agreement dated November 24, 1997.

Warlock Records holds a non-exclusive worldwide license to use MusicGuard protection for their music CDs, under an agreement dated September 2, 1999.

                                  CONFIDENTIAL